EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Mill City Ventures III, Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Mill City Ventures III, Ltd. 2022 Stock Incentive Plan of our report dated April 17, 2023 and May 22, 2023 with respect to the financial statements as of and for the years ended December 31, 2022 and 2021, included in the Annual Report on Form 10-K of Mill City Ventures III Ltd. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota

August 22, 2023